Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

RingCentral, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Class A Common Stock, $0.0001 par value per share	457(c)	271,351(1)	$46.38(2)	$12,585,260.00(2)	0.0000927	$1,167.00(3)

		Total Offering Amounts				$12,585,260.00		$1,167.00

		Total Fees Previously Paid						$0

		Net Fee Due						$1,167.00

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.

(2)

Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee on the basis of the average of the high and low prices of the Registrant’s Class A Common Stock as reported on the New York Stock Exchange on August 19, 2022.

(3)

Calculated in accordance with Rule 457(r) under the Securities Act. Represents deferred payment of the registration fees in connection with the Registrant’s Registration Statement on Form S-3ASR (Registration No. 333-234647) paid herewith.